FOR IMMEDIATE RELEASE		August 21, 2019
Media Contact:	Alan Bunnell (602) 250-3376
Analyst Contact:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST CHAIRMAN DON BRANDT TO RETIRE IN NOVEMBER

PHOENIX - The Pinnacle West Capital Corp. (NYSE: PNW) Board of Directors announced that after 16 years with the Company, Pinnacle West Chairman, President and Chief Executive Officer Don Brandt will retire effective November 15, 2019.

The Board of Directors elected current APS President Jeff Guldner to the board effective immediately, and appointed him Chairman of the Board, Pinnacle West President and CEO, and APS CEO succeeding Don Brandt in those capacities effective November 15, 2019. Guldner will continue to serve as President of APS.

Speaking on behalf of the Pinnacle West board, Lead Director Kathy Munro said they had worked to develop an orderly succession plan in the executive office for some time.

“Our employees, customers and shareholders have greatly benefitted from Don’s remarkable leadership and his strong and steady hand. His impact extends beyond APS. Don is recognized nationally for his work in the nuclear industry, leadership in solar energy, and commitment to first responders and veterans. He is personally dedicated to making our communities better places to live and work, and his direct involvement in tackling some of the state’s biggest challenges is a tribute to Don’s character,“ Munro said. “The board is confident that the new management team will continue to provide steady and thoughtful leadership.”

“I have total confidence that Jeff Guldner and his team will successfully navigate what will be a dynamic and new energy environment for APS and Arizona,” Brandt said. “This team is prepared to succeed for our customers and shareholders.”

“Without question, we face a rapidly changing energy future,” Guldner commented. “We remain dedicated to our communities, customers and employees as we provide clean, reliable and affordable energy to our growing state. These core priorities will continue to shape the way we manage our business going forward.”

Guldner was promoted to President of APS in 2018, and prior roles included executive vice president of public policy, general counsel and responsibility for Customer Service. Prior to joining APS in 2004, Guldner was a partner in the Phoenix office of Snell & Wilmer LLP. He is a Navy veteran.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $18 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

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